Exhibit 12
AMERCIAN FINANCIAL GROUP, INC. AND SUBSIDIARIES
COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
(Dollars in Millions)

	Year ended December 31,
	2015	2014	2013	2012	2011
Earnings before income taxes	$565	$626	$689	$537	$558
Undistributed equity in (earnings) losses of investees	(18)	(10)	—	(1)	1
Losses of managed investment entities attributable to noncontrolling interest	—	51	26	98	24
Fixed charges:
Interest on annuities	732	648	531	541	510
Interest expense	74	73	71	75	74
Debt discount, expense and other fixed charges	1	1	1	12	13
Portion of rentals representing interest	23	22	19	16	18
EARNINGS	$1,377	$1,411	$1,337	$1,278	$1,198

Fixed charges:
Interest on annuities	$732	$648	$531	$541	$510
Interest expense	74	73	71	75	74
Debt discount, expense and other fixed charges	1	1	1	12	13
Portion of rentals representing interest	23	22	19	16	18
FIXED CHARGES	$830	$744	$622	$644	$615

Ratio of Earnings to Fixed Charges	1.66	1.90	2.15	1.98	1.95

Earnings in Excess of Fixed Charges	$547	$667	$715	$634	$583

E-2